Exhibit 99
OTIS REPORTS SECOND QUARTER 2026 RESULTS

Otis delivers organic Service sales growth of 9% matching the highest level since spin with strong double-digit growth in modernization and repair and accelerating maintenance trends

Second quarter 2026

•Net sales up 7% and organic sales up 6%, driven by Service net sales up 11% with organic sales up 9%, and New Equipment net sales flat with organic sales down (1)%, improving sequentially
•GAAP operating profit up $28 million and adjusted operating profit down $25 million
•Modernization orders up 9% at constant currency, backlog up 24%, 26% at constant currency
•Operating cash flow of $267 million; adjusted free cash flow of $290 million
•Share repurchases of approximately $400 million

First half 2026

•Net sales up 7% and organic sales up 4%, driven by Service net sales up 11% with organic sales up 7%
•GAAP operating profit up $156 million and adjusted operating profit down $35 million
•Operating cash flow of $680 million; adjusted free cash flow of $562 million
•Share repurchases of approximately $800 million

FARMINGTON, Conn., July 22, 2026 – Otis Worldwide Corporation (NYSE:OTIS) reported second quarter 2026 net sales of $3.9 billion with organic sales up 6% versus the prior year. GAAP earnings per share (EPS) increased 13% to $1.12 and adjusted EPS decreased 4% to $1.01.

"Otis delivered a solid quarter, with net sales up 7%, supported by growth across all Service lines and sequential improvement in New Equipment trends. Our strategy, actions and investments in service quality are gaining traction as evidenced by double-digit growth in both modernization and repair sales with maintenance growth also accelerating, contributing to Service sales growth that matched the highest level achieved since spin.", said Chair, CEO & President Judy Marks. “Strong backlog in both modernization and New Equipment provides good visibility and supports our expectation for continued growth in the quarters ahead. We remain confident in the long-term growth opportunities across our Service portfolio. An aging installed base and our customers’ increasing focus on reliability, uptime and Service quality are driving favorable demand in both modernization and repair, contributing to drive sustained growth and value creation.”

Judy Marks continued, “As we look to the second half of the year and take a measured approach to our outlook, we remain confident in the durability of our Service-led growth model. We are continuing to invest in our strategic priorities including Service quality, pricing initiatives, and the application of digital technology with a focus on front-line operating excellence and strong execution across the globe. This Service-driven strategy reinforces our conviction in the long-term growth potential of the business and our ability to deliver sustainable value creation for shareholders over time."

Key Figures

	Quarter Ended June 30,				Six Months Ended June 30,
(dollars in millions, except per share amounts)	2026	2025	Y/Y	Y/Y (CFX)	2026	2025	Y/Y	Y/Y (CFX)
Net sales	$3,859	$3,595	7%	6%	$7,425	$6,945	7%	4%
Organic sales growth				6%				4%

GAAP
Operating profit	$575	$547	$28		$1,114	$958	$156
Operating profit margin	14.9%	15.2%	(30) bps		15.0%	13.8%	120 bps
Net income	$428	$393	9%		$768	$636	21%
Earnings per share	$1.12	$0.99	13%		$1.99	$1.60	24%

Adjusted non-GAAP comparison
Operating profit	$587	$612	$(25)	$(32)	$1,137	$1,172	$(35)	$(70)
Operating profit margin	15.2%	17.0%	(180) bps		15.3%	16.9%	(160) bps
Net income	$389	$416	(6)%		$736	$784	(6)%
Earnings per share	$1.01	$1.05	(4)%		$1.90	$1.97	(4)%

Second quarter net sales of $3.9 billion, increased 7% versus the prior year, driven by Service sales with growth in all lines of business.

Second quarter GAAP operating profit of $575 million increased $28 million driven primarily by the absence of UpLift transformation costs, separation-related adjustments, and other non-recurring items in the prior year. Adjusted operating profit of $587 million decreased $25 million at actual currency and $32 million at constant currency, driven by growth in Service more than offset by a decline in New Equipment and other corporate adjustments. GAAP operating profit margin contracted 30 basis points to 14.9% and adjusted operating profit margin of 15.2% declined 180 basis points versus the prior year driven by unfavorable segment performance and other corporate adjustments, partially offset by segment mix. The performance was impacted by ongoing investment in key Service growth initiatives, which were expanded this year to capitalize on strong repair and modernization demand, enhance Service excellence, and build long-term pricing capabilities.

GAAP EPS of $1.12 increased 13% compared to the prior year primarily driven by the absence of UpLift transformation costs, separation-related adjustments, and other non-recurring items in the prior year. Adjusted EPS of $1.01 decreased 4% driven by operational performance, higher interest, and higher tax rate, partially offset by favorable foreign exchange rates, a lower share count, and lower noncontrolling interest.

Service

	Quarter Ended June 30,				Six Months Ended June 30,
(dollars in millions)	2026	2025	Y/Y	Y/Y (CFX)	2026	2025	Y/Y	Y/Y (CFX)
Net sales	$2,580	$2,319	11%	10%	$4,997	$4,506	11%	8%
Organic sales				9%				7%
Segment operating profit	$599	$578	$21	$16	$1,155	$1,115	$40	$6
Segment operating profit margin	23.2%	24.9%	(170) bps		23.1%	24.7%	(160) bps

In the second quarter, net sales of $2.6 billion increased 11%, with a 9% increase in organic sales. Organic maintenance and repair sales increased 6% and organic modernization sales increased 24%.

Segment operating profit of $599 million increased $21 million at actual currency and increased $16 million at constant currency as higher volume and favorable pricing more than offset higher labor cost including the impact of ongoing strategic initiatives and productivity, material cost headwinds and unfavorable mix. Segment operating profit margin contracted 170 basis points to 23.2%.

New Equipment

	Quarter Ended June 30,				Six Months Ended June 30,
(dollars in millions)	2026	2025	Y/Y	Y/Y (CFX)	2026	2025	Y/Y	Y/Y (CFX)
Net sales	$1,279	$1,276	0%	(1)%	$2,428	$2,439	(0)%	(3)%
Organic sales				(1)%				(3)%
Segment operating profit	$40	$68	$(28)	$(30)	$78	$134	$(56)	$(57)
Segment operating profit margin	3.1%	5.3%	(220) bps		3.2%	5.5%	(230) bps

In the second quarter, net sales of $1.3 billion were flat versus the prior year, with approximately 10% organic sales growth in the Americas, and low single digit growth in Asia Pacific, offset by a high teens decline in China, and a mid-single digit decline in EMEA.

Segment operating profit of $40 million decreased $28 million at actual currency and $30 million at constant currency primarily from the impacts of lower volume, unfavorable price, and mix. Segment operating profit margin contracted 220 basis points to 3.1%.

New Equipment orders were down 5% at constant currency with low teens growth in the Americas, and a low single digit growth in EMEA, more than offset by a greater than 20% decline in Asia Pacific, and a high teens decline in China. New Equipment backlog increased 3% at actual currency and 4% at constant currency.

Cash flow

	Quarter Ended June 30,			Six Months Ended June 30,
(dollars in millions)	2026	2025	Y/Y	2026	2025	Y/Y
Cash flow from operations	$267	$215	$52	$680	$405	$275
Free cash flow	$223	$179	$44	$603	$335	$268
Adjusted free cash flow	$290	$243	$47	$562	$429	$133

Second quarter cash flow changes were driven by an increase in net income and changes in working capital.

2026 Outlook1
Otis is revising our full year outlook:
•Net sales of $15.1 to $15.3 billion
•Organic sales up low to mid-single digits
◦Organic New Equipment sales down low single digits to flat
◦Organic Service sales up mid to high single digits
•Adjusted operating profit of approximately $2.4 billion, down $45 to $15 million at constant currency; down $30 million to flat at actual currency
•Adjusted EPS of $4.01 to $4.05
•Adjusted free cash flow of $1.50 to 1.55 billion

1 Note: When we provide outlook for organic sales, adjusted operating profit, adjusted EPS, adjusted effective tax rate and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

About Otis
Otis is the world’s leading elevator and escalator manufacturing, installation, service and modernization company. We move 2.5 billion people a day and maintain approximately 2.5 million customer units worldwide, the industry’s largest Service portfolio. Headquartered in Connecticut, USA, Otis is 72,000 people strong, including 45,000 field professionals, all committed to manufacturing, installing and maintaining products to meet the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, YouTube, Instagram and Facebook @OtisElevatorCo.

Use and Definitions of Non-GAAP Financial Measures

Otis Worldwide Corporation ("Otis") reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures (referenced in this press release) to the corresponding amounts prepared in accordance with GAAP appears in the attached tables. These tables provide additional information as to the items and amounts that have been excluded from the adjusted measures. Below are our non-GAAP financial measures:

Non-GAAP measure	Definition
Organic sales	Represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items of a non-recurring and/or nonoperational nature ("other significant items"). Management believes organic sales is a useful measure in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.
Adjusted selling, general and administrative ("SG&A") expense	Represents SG&A expense (a GAAP measure), excluding restructuring costs and other significant items.
Adjusted operating profit	Represents income from continuing operations (a GAAP measure), excluding restructuring costs and other significant items.
Adjusted net interest expense	Represents net interest expense (a GAAP measure), adjusted for the impacts of non-recurring acquisition related financing costs and related net interest expense pending the completion of a transaction and other significant items.
Adjusted noncontrolling interest in earnings	Represents noncontrolling interest in earnings (a GAAP measure), excluding restructuring costs and other significant items, including related tax effects.
Adjusted net income	Represents net income attributable to Otis Worldwide Corporation (a GAAP measure), excluding restructuring costs and other significant items, including related tax effects.
Adjusted earnings per share ("EPS")
Represents diluted earnings per share attributable to common shareholders (a GAAP measure), adjusted for the per share impact of restructuring and other significant items, including related tax effects.

Adjusted effective tax rate	Represents the effective tax rate (a GAAP measure) adjusted for other significant items and the tax impact of restructuring costs and other significant items.

Constant currency	GAAP financial results include the impact of changes in foreign currency exchange rates ("AFX"). We use the non-GAAP measure "at constant currency" or "CFX" to show changes in our financial results without giving effect to period-to-period currency fluctuations. Under U.S. GAAP, income statement results are translated in U.S. dollars at the average exchange rate for the period presented. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.
Free cash flow	Represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Otis’ ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders. Free cash flow should not be considered an alternative to, or more meaningful than, net cash flows provided by operating activities, or any other measure of liquidity presented in accordance with GAAP.
Adjusted free cash flow	Represents cash flow from operations (a GAAP measure) less capital expenditures, adjusted to exclude certain items management believes affect the comparability of operating results. Management believes adjusted free cash flow is a useful measure of liquidity that provides investors additional information regarding the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash flows provided by operating activities, or any other measure of liquidity presented in accordance with GAAP.

Management believes that organic sales, adjusted SG&A expense, adjusted operating profit, adjusted net interest expense, adjusted noncontrolling interest in earnings, adjusted net income, adjusted EPS and the adjusted effective tax rate are useful measures in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

When we provide our expectations for adjusted net sales, organic sales, adjusted operating profit, adjusted net interest expense, adjusted noncontrolling interest in earnings, adjusted net income, adjusted effective tax rate, adjusted EPS, free cash flow and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations, operating profit, the effective tax rate, net sales and expected cash flow from operations) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement

This communication contains statements which, to the extent they are not statements of historical or present fact, constitute "forward-looking statements" under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for Otis’ future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "believe," "expect," "expectations," "plans," "strategy," "prospects," "estimate," "project," "target," "anticipate," "will," "should," "see," "guidance," "outlook," "medium-term," "near-term," "confident," "goals" and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, dividends, share repurchases, tax rates, research & development spend, restructuring or transformation actions (including UpLift and related reorganization and outsourcing activities and such actions with respect to our business in China), credit ratings, net indebtedness and other measures of financial performance or potential future plans, strategies or transactions, or statements that relate to climate change and our intent to achieve certain sustainability targets or other corporate responsibility initiatives, including operational impacts and costs associated therewith, and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, Otis claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which Otis and its businesses operate and any changes therein, including financial market conditions, fluctuations in commodity prices and other inflationary pressures, interest rates and foreign currency exchange rates, levels of end market demand in construction, pandemic health issues, natural disasters, whether as a result of climate change or otherwise, and the financial condition of Otis’ customers and suppliers; (2) the effect of changes in political conditions in the U.S. and in other countries in which Otis and its businesses operate, including tensions between the U.S. and China and geopolitical conflicts, including the ongoing conflicts and instability in the Middle East and the conflict between Russia and Ukraine on general market conditions, commodity costs, global trade policies and related sanctions, export controls and tariffs, and currency exchange rates in the near term and beyond; (3) challenges in the development, production, delivery, support, employee adoption, performance and realization of the anticipated benefits of advanced technologies and new products and services; (4) future levels of indebtedness, capital spending and research and development spending; (5) future availability of credit and factors that may affect such availability or costs thereof, including credit market conditions and Otis’ capital structure; (6) the timing and scope of future repurchases of Otis’ common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (7) fluctuations in prices and delays and disruptions in delivery of materials and services from suppliers, whether as a result of changes in general economic conditions, geopolitical conflicts or otherwise; (8) cost reduction or containment actions, restructuring or transformation costs and related savings and other consequences thereof, including with respect to UpLift and our China business and related impacts of reorganization, change management and outsourcing activities, as applicable; (9) new business and investment opportunities and the realization of anticipated benefits, including meeting customer expectations and maintaining our competitiveness; (10) the outcome of legal proceedings, investigations and other contingencies; (11) pension plan assumptions and future contributions; (12) the impact of the negotiation of collective bargaining agreements and labor disputes, labor actions, including strikes or work stoppages, and labor inflation in the markets in which Otis and its businesses operate globally; (13) the effect of changes in laws, regulations and enforcement priorities in the U.S. and other countries in which Otis and its businesses operate; (14) the ability of Otis to retain and hire key personnel; (15) the scope, nature, impact or timing of acquisition and divestiture activity, the integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs; (16) the determination by the Internal Revenue Service (the "IRS") and other tax authorities that the distribution or certain related transactions should be treated as taxable transactions in connection with the separation (the "Separation") of Otis and Carrier Global Corporation ("Carrier") from United Technologies Corporation (now known as RTX Corporation ("RTX"); and (17) our obligations and disputes that have or may hereafter arise under the agreements we entered into with RTX and Carrier in connection with the Separation. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, see Otis’ registration statement on Form 10 and the reports of Otis on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Otis assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Otis Worldwide Corporation
Condensed Consolidated Statements of Operations

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions, except per share amounts; shares in millions)	2026	2025	2026	2025
Net Sales	$3,859	$3,595	$7,425	$6,945
Costs and Expenses:
Cost of products and services sold	2,723	2,506	5,207	4,855
Research and development	39	38	77	75
Selling, general and administrative	520	499	1,030	963
Total Costs and Expenses	3,282	3,043	6,314	5,893
Other income (expense), net	(2)	(5)	3	(94)
Operating profit	575	547	1,114	958
Non-service pension cost (benefit)	2	—	2	—
Interest expense (income), net	26	26	85	71
Net income before income taxes	547	521	1,027	887
Income tax expense (benefit)	98	98	225	208
Net income	449	423	802	679
Less: Noncontrolling interest in subsidiaries' earnings	21	30	34	43
Net income attributable to Otis Worldwide Corporation	$428	$393	$768	$636

Earnings Per Share of Common Stock:
Basic	$1.12	$1.00	$1.99	$1.61
Diluted	$1.12	$0.99	$1.99	$1.60
Weighted Average Number of Shares Outstanding:
Basic shares	382.6	393.7	385.2	395.1
Diluted Shares	383.5	395.8	386.4	397.3

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2026	2025	2026	2025
Net Sales
New Equipment	$1,279	$1,276	$2,428	$2,439
Service	2,580	2,319	4,997	4,506
Total Net Sales	$3,859	$3,595	$7,425	$6,945

Operating Profit
New Equipment	$40	$68	$78	$134
Service	599	578	1,155	1,115
Total segment operating profit	639	646	1,233	1,249
Corporate and Unallocated	(64)	(99)	(119)	(291)
Total Otis GAAP Operating Profit	575	547	1,114	958
UpLift restructuring	—	25	—	45
Other restructuring	11	12	18	35
UpLift transformation costs	—	18	—	41
Separation-related adjustments [1]	—	9	5	61
Litigation-related settlement costs [2]	—	—	—	21
Held for sale impairment	—	—	—	10
Other, net	1	1	—	1
Total Otis Adjusted Operating Profit	$587	$612	$1,137	$1,172
Reported Total Operating Profit Margin	14.9%	15.2%	15.0%	13.8%
Adjusted Total Operating Profit Margin	15.2%	17.0%	15.3%	16.9%

[1] Separation-related adjustments in the quarters and six months ended June 30, 2026 and 2025 represent estimated amounts due to RTX Corporation (our former parent) in accordance with the Tax Matters Agreement, including those amounts related to a favorable ruling received in August 2024 regarding a tax litigation in Germany.

[2] Litigation-related settlement costs in the six months ended June 30, 2025 represent the aggregate amount of settlement costs and increase in loss contingency accruals, excluding legal costs, for certain legal matters that are outside of the ordinary course of business due to the size, complexity and/or unique facts of these matters.

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Net Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions, except per share amounts)	2026	2025	2026	2025
Adjusted Operating Profit	$587	$612	$1,137	$1,172
Non-service pension cost (benefit)	2	—	2	—
Adjusted net interest expense [1,2]	68	57	127	103
Adjusted income from operations before income taxes	517	555	1,008	1,069
Income tax expense (benefit)	98	98	225	208
Tax impact on restructuring and non-recurring items	—	11	4	32
Non-recurring tax items [2]	20	12	20	12
Adjusted net income from operations	399	434	759	817
Adjusted noncontrolling interest [2,3]	10	18	23	33
Adjusted net income attributable to common shareholders	$389	$416	$736	$784

GAAP net income attributable to common shareholders	$428	$393	$768	$636
UpLift restructuring	—	25	—	45
Other restructuring	11	12	18	35
UpLift transformation costs	—	18	—	41
Separation-related adjustments	—	9	5	61
Litigation-related settlement costs	—	—	—	21
Held for sale impairment	—	—	—	10
Interest income related to non-recurring tax items [1,2]	(31)	(15)	(31)	(16)
Tax effects of restructuring, non-recurring items and other adjustments	—	(11)	(4)	(32)
Non-recurring tax items [2]	(20)	(12)	(20)	(12)
Other, net [3]	1	(3)	—	(5)
Adjusted net income attributable to common shareholders	$389	$416	$736	$784

Diluted Earnings Per Share	$1.12	$0.99	$1.99	$1.60
Impact to diluted earnings per share	(0.11)	0.06	(0.09)	0.37
Adjusted Diluted Earnings Per Share	$1.01	$1.05	$1.90	$1.97

Effective Tax Rate	17.9%	18.8%	21.9%	23.4%
Impact of adjustments on effective tax rate	4.9%	3.0%	2.8%	0.2%
Adjusted Effective Tax Rate	22.8%	21.8%	24.7%	23.6%

1 In August 2024, we received a favorable ruling regarding a tax litigation in Germany. As a result, income tax benefits and related interest income were recorded in 2024. Net interest expense is reflected as adjusted without $7 million of interest income for the quarter and six months ended June 30, 2026, compared to $1 million and $2 million for the same periods in 2025.

[2] Certain tax reserves were adjusted in the second quarter of 2026 and 2025. As a result, Net interest expense and Noncontrolling interest are reflected as adjusted without $35 million of interest income and $11 million of the noncontrolling interest share of the reserves adjustments, respectively, for the quarter and six months ended June 30, 2026, compared to $30 million and $16 million, respectively, for the same periods in 2025.

[3] Noncontrolling interest is reflected as adjusted without $4 million and $6 million of the noncontrolling interest share of Other restructuring for the quarter and six months ended June 30, 2025.

Otis Worldwide Corporation
Components of Changes in Net Sales

Quarter Ended June 30, 2026 Compared with Quarter Ended June 30, 2025

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net and Other	Total
New Equipment	(1)%	1%	—%	—%
Service	9%	1%	1%	11%
Maintenance and Repair	6%	1%	1%	8%
Modernization	24%	—%	2%	26%
Total Net Sales	6%	1%	—%	7%

Six Months Ended June 30, 2026 Compared with Six Months Ended June 30, 2025

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net and Other	Total
New Equipment	(3)%	3%	—%	—%
Service	7%	3%	1%	11%
Maintenance and Repair	5%	3%	1%	9%
Modernization	16%	2%	—%	18%
Total Net Sales	4%	3%	—%	7%

Components of Changes in New Equipment Backlog

June 30, 2026
Y/Y Growth %
New Equipment Backlog increase at actual currency	3%
Foreign exchange impact to New Equipment Backlog	1%
New Equipment Backlog increase at constant currency	4%

Components of Changes in Modernization Backlog

June 30, 2026
Y/Y Growth %
Modernization Backlog increase at actual currency	24%
Foreign exchange impact to Modernization Backlog	2%
Modernization Backlog increase at constant currency	26%

Otis Worldwide Corporation
Reconciliation of Segment and Total Adjusted Operating Profit at Constant Currency

Quarter Ended June 30, 2026 Compared with Quarter Ended June 30, 2025

(dollars in millions)	2026	2025	Y/Y

New Equipment
Segment Operating Profit	$40	$68	$(28)
Impact of foreign exchange	(2)	—	(2)
Segment Operating Profit at constant currency	$38	$68	$(30)

Service
Segment Operating Profit	$599	$578	$21
Impact of foreign exchange	(5)	—	(5)
Segment Operating Profit at constant currency	$594	$578	$16

Otis Consolidated
Adjusted Operating Profit	$587	$612	$(25)
Impact of foreign exchange	(7)	—	(7)
Adjusted Operating Profit at constant currency	$580	$612	$(32)

Six Months Ended June 30, 2026 Compared with Six Months Ended June 30, 2025

(dollars in millions)	2026	2025	Y/Y

New Equipment
Segment Operating Profit	$78	$134	$(56)
Impact of foreign exchange	(1)	—	(1)
Segment Operating Profit at constant currency	$77	$134	$(57)

Service
Segment Operating Profit	$1,155	$1,115	$40
Impact of foreign exchange	(34)	—	(34)
Segment Operating Profit at constant currency	$1,121	$1,115	$6

Otis Consolidated
Adjusted Operating Profit	$1,137	$1,172	$(35)
Impact of foreign exchange	(35)	—	(35)
Adjusted Operating Profit at constant currency	$1,102	$1,172	$(70)

Otis Worldwide Corporation
Condensed Consolidated Balance Sheet

	June 30, 2026	December 31, 2025
(dollars in millions)	(Unaudited)
Assets
Cash and cash equivalents	$813	$1,096
Accounts receivable, net	3,985	3,688
Contract assets	824	699
Inventories	686	613
Other current assets	531	405
Total Current Assets	6,839	6,501
Future income tax benefits	426	407
Fixed assets, net	755	743
Operating lease right-of-use assets	580	554
Intangible assets, net	387	343
Goodwill	1,794	1,695
Other assets	375	410
Total Assets	$11,156	$10,653

Liabilities and Equity (Deficit)
Short-term borrowings and current portion of long-term debt	$1,390	$1,056
Accounts payable	2,099	2,142
Accrued liabilities	1,713	1,847
Contract liabilities	3,023	2,611
Total Current Liabilities	8,225	7,656
Long-term debt	7,046	6,900
Future pension and postretirement benefit obligations	411	419
Operating lease liabilities	410	397
Future income tax obligations	196	223
Other long-term liabilities	322	329
Total Liabilities	16,610	15,924

Redeemable noncontrolling interest	106	75
Shareholders' Equity (Deficit):
Common Stock and additional paid-in capital	353	333
Treasury Stock	(5,005)	(4,198)
Accumulated deficit	(117)	(440)
Accumulated other comprehensive income (loss)	(979)	(1,087)
Total Shareholders' Equity (Deficit)	(5,748)	(5,392)
Noncontrolling interest	188	46
Total Equity (Deficit)	(5,560)	(5,346)
Total Liabilities and Equity (Deficit)	$11,156	$10,653

Otis Worldwide Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2026	2025	2026	2025
Operating Activities:
Net income from operations	$449	$423	$802	$679
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	42	44	83	86
Deferred income tax expense (benefit)	(42)	(74)	(38)	(74)
Stock compensation cost	20	23	39	44
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(71)	(42)	(300)	(146)
Contract assets and liabilities, current	(148)	(190)	284	70
Inventories	(21)	3	(79)	(15)
Other current assets	(70)	12	67	10
Accounts payable	128	69	(48)	(212)
Accrued liabilities	49	11	(68)	23
Pension contributions	(10)	(9)	(21)	(27)
Other operating activities, net	(59)	(55)	(41)	(33)
Net cash flows provided by (used in) operating activities	267	215	680	405
Investing Activities:
Capital expenditures	(44)	(36)	(77)	(70)
Acquisitions of businesses and intangible assets, net of cash	(190)	(46)	(193)	(82)
Other investing activities, net	(97)	(77)	(46)	(168)
Net cash flows provided by (used in) investing activities	(331)	(159)	(316)	(320)
Financing Activities:
Increase (decrease) in short-term borrowings, net	(62)	484	(33)	473
Issuance of long-term debt, net	700	—	700	—
Payment of debt issuance costs	(5)	—	(5)	—
Repayment of long-term debt	—	(1,300)	(135)	(1,300)
Dividends paid on Common Stock	(167)	(164)	(330)	(319)
Repurchases of Common Stock	(407)	(308)	(807)	(561)
Acquisition of noncontrolling interest shares	—	—	(10)	—
Dividends paid to noncontrolling interest	(4)	(3)	(7)	(5)
Other financing activities, net	18	(3)	6	(10)
Net cash flows provided by (used in) financing activities	73	(1,294)	(621)	(1,722)
Summary of Activity:
Net cash provided by (used in) operating activities	267	215	680	405
Net cash provided by (used in) investing activities	(331)	(159)	(316)	(320)
Net cash provided by (used in) financing activities	73	(1,294)	(621)	(1,722)
Effect of exchange rate changes on cash and cash equivalents	(4)	12	1	19
Net increase (decrease) in cash, cash equivalents and restricted cash	5	(1,226)	(256)	(1,618)
Cash, cash equivalents and restricted cash, beginning of period	844	1,929	1,105	2,321
Cash, cash equivalents and restricted cash, end of period	849	703	849	703
Less: Restricted cash	36	15	36	15
Cash and cash equivalents, end of period	$813	$688	$813	$688

Otis Worldwide Corporation
Adjusted Free Cash Flow Reconciliation

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2026	2025	2026	2025
Net cash flows provided by operating activities (GAAP)	$267	$215	$680	$405
Capital expenditures	(44)	(36)	(77)	(70)
Free cash flow (Non-GAAP)	223	179	603	335
Adjustments for:
UpLift restructuring payments	6	8	14	19
UpLift transformation payments	7	14	11	33
Separation-related payments [1]	57	72	63	72
German Tax Litigation refunds [2]	(3)	(30)	(129)	(30)
Adjusted free cash flow (Non-GAAP)	$290	$243	$562	$429

[1] These represent payments to RTX Corporation (our former parent) in accordance with the Tax Matters Agreement.

2 In August 2024, we received a favorable ruling regarding a tax litigation in Germany. The Company began receiving refunds during 2025 and anticipates the refund process to continue through 2026.